Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2016 RESULTS AND DIVIDEND INCREASE

ALPHARETTA, GA, November 2, 2016 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three-month period ended September 30, 2016 ("Third Quarter") and announced a 5.0% increase of its per share quarterly cash dividend rate to $0.42 from $0.40.

NOTE: All financial and operational comparisons are versus the comparable prior year period unless stated otherwise. Non-GAAP figures (including all adjusted figures) are reconciled to GAAP measures in tables at the end of this release. All financial measures are from continuing operations unless stated otherwise.

Third Quarter Financial Results Summary

•	Net sales increased 13.5% to $209.3 million, driven by the Argotec acquisition and modest currency benefits; excluding Argotec ("organic"), net sales would have decreased 4.3%

•	GAAP EPS was $0.61, down 27.4%; adjusted EPS was $0.74, down 16.9%

•
Key factors in third quarter GAAP and adjusted EPS declines were the anticipated reversal of recent LIP strength and the unusually low tax rate in the prior year period caused by non-recurring benefits

•	Third quarter and year-to-date financial results were generally in line with the Company's expectations

Third Quarter Business Highlights & Outlook

•	Engineered Papers (EP) segment net sales decreased 3.9%; currency benefit and overall volume growth were offset by the negative mix impact of the anticipated lower LIP volumes

•
Total cigarette paper volumes including the Chinese JV (CTM) decreased 10%, total reconstituted tobacco volumes including the Chinese JV (CTS) increased 31%, and non-tobacco paper volumes increased 18%

•
EP segment GAAP and adjusted operating profit margins expanded 160 and 150 basis points, respectively; RTL volume growth, strong production and cost performance, and favorable currency movements were partially offset by LIP decline

•
Advanced Materials & Structures (AMS) segment net sales increased 72.6%, and organic net sales decreased 5.5%; lower sales of an air filtration product launched in 3Q:15, exits of low-margin industrial products, and negative currency impacts were partially offset by growth in other filtration sales

•	AMS segment GAAP and adjusted operating profit margins expanded 60 and 210 basis points, respectively, due primarily to the Argotec acquisition

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "Third quarter results were in line with our expectations, and we are pleased to enter the fourth quarter generally on track to achieve the annual guidance we issued at the outset of the year. Year-to-date, Engineered Papers has performed better than expected, Argotec has slightly exceeded the projected EPS accretion, and the negative currency comparisons we anticipated have been less impactful than we expected. Offsetting those positive factors, however, are the underperformance of our Chinese JVs, softer sales from DelStar, and higher taxes. As we continue to implement our strategic transformation through diversification-related investments, we also announced a 5% increase to our quarterly dividend, which we view as an important driver of shareholder value and a critical component of our balanced capital allocation strategy."

"During the third quarter, Engineered Papers delivered modest volume growth with RTL and non-tobacco volumes up double-digits versus the expected sharp decline in LIP sales as customers work through inventories built up in late 2015 and early 2016. Although RTL volume in our French mill increased during the quarter, we still expect a double digit decline for the full year. We expect continued weakness into 2017, and we have taken cost actions to mitigate the impact and continue pursuing strategic growth initiatives to leverage the assets and technologies of this business. Profit contributions from our Chinese JVs were solid during the quarter, generating $0.06 of EPS, but we do not expect to recover the first-half shortfall during the fourth quarter."

"Within AMS, organic net sales were down 2% excluding negative currency impacts. Large sales orders during 3Q:15 related to a new air filtration product for one customer did not repeat, accounting for the full decline. Recent exits of certain low-margin industrial products and softness in water filtration sales offset growth to other customers in various filtration end-markets. In addition, Argotec continued to perform well, delivering double-digit top-line growth that is not included in AMS's organic growth rate. Segment adjusted operating margin increased more than 200 basis points during the quarter, consistent with our recent trends and representative of our opportunity to steadily improve profitability."

Mr. Villoutreix concluded, "Our initiatives continue regarding the integration across our expanding AMS operations, which we believe should ultimately lead to more cross-selling opportunities, new product development, scaled sourcing, and back-office synergies. In addition, a more integrated segment will provide a powerful platform to build upon with potential future acquisitions, which we would expect to have substantial synergies. We consider these organic and acquisition-related efforts critical to our strategic transformation and repositioning SWM as a more growth-oriented enterprise with strong cash flow from tobacco operations supporting profitable diversification through AMS.”

Third Quarter 2016 Financial Results

Net sales were $209.3 million, up 13.5%. The Argotec acquisition contributed $32.8 million of net sales, and favorable net currency impacts resulted in an approximately $2.3 million benefit. Absent currency impacts, net sales would have increased 12.3%, and decreased 5.5% excluding the Argotec acquisition, due primarily to the expected volume decline in LIP and lower sales from DelStar.

Engineered Papers segment net sales were $136.8 million, down 3.9%, and down 6.5% absent currency benefits. Positive volume trends for non-tobacco papers and RTL were offset by the volume decline and moderately lower pricing in LIP and associated negative mix impact. Advanced Materials & Structures segment net sales were $72.5 million, up 72.6%, including the Argotec acquisition. Organic AMS segment net sales decreased 5.5%, or 2.4% absent negative currency impacts. Key factors included a decline in certain air filtration sales related to one customer's new product launch during the prior year period, the exit of low-margin industrial products, and a decline in water filtration sales, which offset growth in other filtration end-markets.

GAAP operating profit was $30.8 million, down $1.0 million, and GAAP operating profit margin was 14.7%, down 250 basis points. Adjusted operating profit was $35.1 million, up $0.9 million, and adjusted operating profit margin was 16.8%, down 170 basis points. The Company benefited from strong RTL and non-tobacco papers volumes and solid production and cost performance in the EP segment, incremental profits from the Argotec acquisition, lower input costs in the AMS segment, and $1.5 million of favorable net currency movements. These positive factors were offset by significantly higher corporate costs due to timing of certain general expenses, moderately lower LIP pricing and the negative mix impacts related to lower LIP volumes in the EP segment, and organic sales weakness in the AMS segment.

GAAP income was $18.7 million, down $6.9 million; this equated to GAAP EPS of $0.61, down $0.23. Adjusted income was $22.8 million, down $4.4 million; this equated to adjusted EPS of $0.74, down $0.15. Interest expense was $3.9 million, up $2.2 million due to higher debt related to the Argotec acquisition. Income tax expense was $10.7 million, up $4.8 million. The effective income tax rate was 38.8%, up from 18.8%, due to discrete one-time benefits in 2015 and costs in 2016, as well as a higher concentration of profits generated in higher-tax jurisdictions. GAAP EPS and adjusted EPS benefited from a $0.06 increase in contribution from the Company's Chinese JVs, which did not contribute to EPS in the prior year quarter. Translation impact of net currency movements was neutral to both GAAP and adjusted EPS.

Regarding items included in GAAP operating profit and GAAP EPS, but excluded from adjusted operating profit and adjusted EPS, restructuring and impairment expenses were unchanged at $0.03 per share. The Company incurred a $0.04 per share increase in purchase accounting expenses in the AMS segment for non-cash intangible asset amortization related to the Argotec acquisition. In addition, GAAP EPS included a $0.04 per share negative impact of discrete items related to income tax valuation allowances & one-time tax expenses, which was excluded from adjusted EPS.

Year-to-date 2016 Financial Results

Net Sales were $641.2 million, up 15.7%. The Argotec acquisition contributed $97.2 million of net sales and unfavorable net currency impacts resulted in an approximately $1.9 million negative impact. Absent currency movements, net sales would have increased 16.0%, and decreased 1.5% excluding the Argotec acquisition.

Engineered Papers segment net sales were $425.7 million, down 1.3%, and down 1.4% absent currency benefits. Early in 2016, LIP volumes benefited from customer inventory builds, but the expected reversal of that positive volume trend has transpired and year-to-date LIP volumes were lower versus the prior year period. RTL volumes also declined as anticipated, while growth in other cigarette papers and non-tobacco papers provided a partial offset. Advanced Materials & Structures segment net sales were $215.5 million, up 75.1%, including the Argotec acquisition. Organic

AMS segment net sales decreased 3.9%, or 2.0% absent negative currency impacts. Key factors included the exit of low-margin industrial products and a decline in certain air filtration products related to one customer's new product launch during 3Q:15, which offset growth in other filtration end-markets.

GAAP operating profit was $99.9 million up $21.6 million, and GAAP operating profit margin was 15.6%, up 150 basis points. Adjusted operating profit was $113.1 million, up $20.7 million, and adjusted operating profit margin was 17.6%, up 90 basis points. The Company benefited from non-LIP cigarette paper and non-tobacco volume growth as well as certain operating and cost improvements in the EP segment, incremental profits from the Argotec acquisition, and $2.5 million from favorable net currency movements. These positive factors were partially offset by higher corporate costs due to timing of certain general expenses, and LIP and RTL volume declines and associated negative mix impacts in the EP segment.

GAAP income was $65.8 million, down $3.1 million; this equated to GAAP EPS of $2.15, down $0.10. Adjusted income was $75.3 million, down $4.1 million; this equated to adjusted EPS of $2.46, down $0.14. Interest expense was $12.6 million, up $7.3 million due to higher debt related to the Argotec acquisition. Income tax expense was $27.9 million, up $10.0 million. The effective income tax rate was 30.6%, up from 21.7%, due to discrete one-time benefits in 2015 and costs in 2016 as well as a higher concentration of profits generated in higher-tax jurisdictions. GAAP EPS and adjusted EPS were also impacted by a $0.06 reduction in contribution from the Company's Chinese JVs. The negative translation impact of net currency movements was $0.03 to both GAAP and adjusted EPS.

Regarding items included in GAAP operating profit and GAAP EPS, but excluded from adjusted operating profit and adjusted EPS, the Company benefited from $0.18 per share of lower restructuring and impairment expenses primarily in the EP segment. The Company incurred an $0.11 per share increase in purchase accounting expenses in the AMS segment for non-cash intangible asset amortization related to the Argotec acquisition. In addition, GAAP EPS included a $0.03 per share negative impact of discrete items related to income tax valuation allowances & one-time tax expenses, which was excluded from adjusted EPS.

Year-to-date Cash Flow, Debt, and Dividend

Year-to-date cash provided by operating activities of continuing operations was $83.1 million up $3.4 million. The Company's working capital-related cash outflows decreased by $8.1 million. In addition, the expected annual cash dividend from the Company's Chinese paper JV was paid in the first half of 2015, whereas in 2016, it is currently expected to be paid in the fourth quarter of the year. Capital spending was $17.5 million, up $3.5 million. Free Cash Flow was $63.9 million down $1.1 million. Year-to-date the Company has paid $36.6 million in dividends to shareholders.

Net debt was $354.8 million on September 30, 2016, versus $385.0 million at December 31, 2015. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's net debt to adjusted EBITDA was approximately 2.1x as of September 30, 2016.

The Company announced a 5.0% increase of its quarterly cash dividend rate to $0.42 per share from $0.40 per share. The dividend will be payable on December 23, 2016 to stockholders of record as of November 25, 2016.

2016 Financial Outlook (as issued in February 2016)

In February 2016, the Company issued annual guidance of $3.15 for 2016E adjusted EPS. This equated to $2.76 of GAAP EPS. The adjusted EPS estimate excludes $0.13 per share of restructuring expenses and $0.26 per share of non-cash purchase accounting expenses related to AMS segment acquisitions.

From a quarterly perspective, financial results are likely to be considerably stronger in the first half of the year versus the second half, given the expected reversal of the favorable LIP trends related to customer inventory builds, as well as our European RTL volume weakness becoming more pronounced as the year progresses.

The Company expects 2016 capital expenditures of approximately $30 million.

Conference Call

SWM will hold a conference call to review third quarter 2016 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, November 3, 2016. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the Company’s product portfolio and end segments served to include filtration, surface protection, medical and industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,100 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2016 guidance and future performance, payment of CTM’s dividend in the fourth quarter of 2016, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, currency rates and trends and impact on EPS, 2016 momentum, future cash flows, effective tax rates, 2016 LIP sales trends including on our second half 2016 results, future RTL volumes, LIP pricing, diversification efforts of our AMS segment, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the following factors:

•
Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

•
Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2015 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Chief Financial Officer
+1-770-569-4277
Or
Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Engineered Papers	$136.8	$142.4	(3.9)%	$425.7	$431.2	(1.3)%
Advanced Materials & Structures	72.5	42.0	72.6	215.5	123.1	75.1
Total Consolidated	$209.3	$184.4	13.5%	$641.2	$554.3	15.7%

Operating Profit (Loss) from Continuing Operations
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2016	2015	2016	2015	2016	2015	2016	2015
Engineered Papers	$32.0	$31.0	23.4%	21.8%	$103.4	$85.7	24.3%	19.9%
Advanced Materials & Structures	8.7	4.8	12.0	11.4	22.8	12.8	10.6	10.4
Unallocated	(9.9)	(4.0)			(26.3)	(20.2)
Total Consolidated	$30.8	$31.8	14.7%	17.2%	$99.9	$78.3	15.6%	14.1%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Engineered Papers	$1.3	$1.4	$3.1	$10.5
Advanced Materials & Structures	3.0	1.1	9.8	3.4
Unallocated	—	(0.1)	0.3	0.2
Total Consolidated	$4.3	$2.4	$13.2	$14.1

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2016	2015	2016	2015	2016	2015	2016	2015
Engineered Papers	$33.3	$32.4	24.3%	22.8%	$106.5	$96.2	25.0%	22.3%
Advanced Materials & Structures	11.7	5.9	16.1	14.0	32.6	16.2	15.1	13.2
Unallocated	(9.9)	(4.1)			(26.0)	(20.0)
Total Consolidated	$35.1	$34.2	16.8%	18.5%	$113.1	$92.4	17.6%	16.7%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$209.3	$184.4	$641.2	$554.3
Plus: Currency impact compared to prior year	(2.3)	22.0	1.9	61.6
Constant Currency Net Sales	$207.0	$206.4	$643.1	$615.9

Operating profit from continuing operations	$30.8	$31.8	$99.9	$78.3
Plus: Restructuring expense	1.3	1.3	4.0	10.5
Plus: Purchase accounting adjustments	3.0	1.1	9.2	3.6
Adjusted Operating Profit from Continuing Operations	$35.1	$34.2	$113.1	$92.4

Income from continuing operations	$18.7	$25.6	$65.8	$68.9
Plus: Restructuring expense	1.3	1.3	4.0	10.5
Less: Tax impact of restructuring expense	(0.5)	(0.4)	(1.2)	(2.4)
Plus: Purchase accounting adjustments	3.0	1.1	9.2	3.6
Less: Tax impact of purchase accounting adjustments	(1.0)	(0.4)	(3.4)	(1.2)
Less: Income tax valuation allowance & one-time tax expense	1.3	—	0.9	—
Adjusted Income from Continuing Operations	$22.8	$27.2	$75.3	$79.4

Earnings per share - diluted	$0.61	$0.85	$2.15	$2.22
Plus: Loss (income) per share from discontinued operations	—	0.01	—	(0.03)
Earnings from continuing operations per diluted share	0.61	0.84	2.15	2.25
Plus: Restructuring expense, per share	0.04	0.05	0.13	0.35
Less: Tax impact of restructuring expense, per share	(0.01)	(0.02)	(0.04)	(0.08)
Plus: Purchase accounting adjustments, net of tax, per share	0.10	0.04	0.30	0.12
Less: Tax impact of purchase accounting adjustments, per share	(0.04)	(0.02)	(0.11)	(0.04)
Less: Income tax valuation allowance & one-time tax expense	0.04	—	0.03	—
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.74	$0.89	$2.46	$2.60

Income from continuing operations	$18.7	$25.6	$65.8	$68.9
Plus: Interest expense	3.9	1.7	12.6	5.3
Plus: Income tax provision	10.7	5.9	27.9	17.9
Plus: Depreciation & amortization	11.2	9.5	33.3	29.0
Plus: Restructuring expense	1.3	1.3	4.0	10.5
Adjusted EBITDA from Continuing Operations	$45.8	$44.0	$143.6	$131.6

Cash provided by operating activities of continuing operations	$30.8	$24.3	$83.1	$79.7
Less: Capital spending	(7.8)	(4.9)	(17.5)	(14.0)
Less: Capitalized software costs	(0.8)	(0.2)	(1.7)	(0.7)
Free Cash Flow from Continuing Operations	$22.2	$19.2	$63.9	$65.0

			September 30, 2016	December 31, 2015

Total Debt per Balance sheet			$444.3	$571.5
Less: Cash			89.5	186.5
Net Debt			$354.8	$385.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2016 GUIDANCE FROM CONTINUING OPERATIONS

As Issued in February 2016	2016E
2016E Diluted Earnings Per Share from Continuing Operations	$2.76
Plus: Restructuring/Impairment expense, per share	0.20
Less: Tax impact of restructuring/impairment expense, per share	(0.07)
Plus: Purchase accounting intangible asset amortization, per share	0.41
Less: Tax impact of purchase accounting intangible asset amortization, per share	(0.15)
2016E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.15

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.